EXHIBIT 99

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2002 RESULTS

CHERRY HILL, NJ, October 23, 2002 - inTEST Corporation (Nasdaq: INTT), a leading designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the third quarter ended September 30, 2002.

Net revenues for the quarter ended September 30, 2002 were $15.0 million, in line with prior guidance and an increase of $2.0 million or 16% from the net revenues for the second quarter of 2002. Net earnings for the third quarter of 2002 were $576,000 or $0.07 per diluted share, compared to net earnings of $932,000 or $0.11 per diluted share for the second quarter of 2002. Net earnings included a one-time tax benefit for R&D tax credits relating to prior years of $150,000 or $0.02 per diluted share in the third quarter of 2002 and $600,000 or $0.07 per diluted share in the second quarter of 2002. Net earnings adjusted for this one-time benefit were $426,000 or $0.05 per diluted share in the third quarter of 2002 and $332,000 or $0.04 per diluted share in the second quarter of 2002.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "We are pleased with our results given the continued difficult semiconductor market in which we are operating. Customer forecasts remain in flux as companies try to gauge end market demand levels. From an organizational standpoint, inTEST has maintained a balance between diligently lowering costs and pursuing growth opportunities. This approach enabled us to achieve revenues at the high-end of prior guidance and EPS ahead of prior guidance for the third quarter of 2002. We are now in the process of integrating our recent acquisition of Intelogic Technologies GmbH, a German semiconductor test equipment company. This acquisition added important new technology and will strengthen our European sales platform and give us immediate access to several important new customers."

Forward-Looking Guidance

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Our hard work over the past year has put inTEST in a strong competitive position with the financial health necessary to withstand the ongoing downturn. Based upon industry and customer forecasts, though, we remain cautious in our outlook given the expected lower capital expenditure budgets and weak end market demand. As a result, we expect revenues for the fourth quarter ending December 31, 2002 to be in the range of $12.0 million to $13.0 million, with a net loss ranging from $0.07 to $0.10 per diluted share."

Investor Conference Call / Webcast Details

inTEST will review third quarter 2002 results and discuss management's expectations for the fourth quarter of 2002 and current views of the industry today, October 23, 2002, at 5PM EST. The conference call-in number is 800-547-8913 (domestic) and 785-832-2267 (international). The confirmation identification is INTT. The live call and a replay will also be accessible over the web at www.intest.com.

About inTEST Corporation

inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for integrated circuits; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

inTEST Corporation

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended September 30,		Nine Months Ended September 30,

	2002	2001	2002	2001

Net revenues	$14,976	$ 7,428	$34,907	$44,208
Gross margin	6,403	(1,747)	13,724	11,748
Operating expenses:
Selling expense	2,401	1,864	5,976	7,009
Engineering and product development expense	1,559	1,603	4,060	4,837
General and administrative expense	1,702	2,475	4,289	6,469
Impairment of goodwill	-	4,612	-	4,612
Operating income (loss)	741	(12,301)	(601)	(11,179)
Other income	89	117	181	478
Income tax expense (benefit)	254	(2,360)	(837)	(1,699)
Net earnings (loss)	576	(9,824)	417	(9,002)

Net earnings (loss) per share - basic (A)	$0.07	$(1.19)	$0.05	$(1.09)
Weighted average shares outstanding - basic	8,324	8,290	8,315	8,269

Net earnings (loss) per share - diluted (A)	$0.07	$(1.19)	$0.05	$(1.09)
Weighted average shares outstanding - diluted	8,400	8,290	8,466	8,269

(A) Net earnings for the three and nine months ended September 30, 2002 include a one-time tax benefit for R & D credits relating to prior years of $150,000 and $750,000 or $0.02 and $0.09 per share, respectively.

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/02	12/31/01

Cash and cash equivalents	$ 8,391	$ 7,281
Trade accounts and notes receivable, net	8,407	5,191
Inventories	7,588	7,554
Total current assets	27,447	24,414
Net property and equipment	4,994	5,743
Total assets	34,167	31,768
Accounts payable	3,266	1,869
Accrued expenses	2,564	2,100
Total current liabilities	6,006	4,268
Noncurrent liabilities	236	296
Total stockholders' equity	27,925	27,204